Exhibit 21.1

List of Subsidiaries of
SGB International Holdings Inc.

  Dragon International Resources Group. Co., Limited, a Hong Kong corporation

  Yongding Shangzhai Coal Mine Co., Ltd., a People’s Republic of China corporation